Exhibit 3.2

ADVANSIX INC.

AMENDED AND RESTATED BY-LAWS

Effective as of October 1, 2016

ARTICLE I

Offices

SECTION 1.    Registered Office.  The registered office of AdvanSix Inc. (hereinafter, the “Corporation”) in the State of Delaware shall be at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808, and the registered agent shall be Corporation Service Company, or such other office or agent as the Board of Directors of the Corporation (the “Board”) shall from time to time select.

SECTION 2.    Other Offices.  The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as may otherwise be required by law, at such other place or places, either within or outside of the State of Delaware, as the Board may from time to time determine or the business of the Corporation may require.

ARTICLE II

Meetings of Stockholders

SECTION 1.    Place of Meeting.  All meetings of the stockholders of the Corporation (the “stockholders”) shall be at a place, either within or outside of the State of Delaware, to be determined by the Board.

SECTION 2.    Annual Meetings.  The annual meeting of the stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on such date and at such hour as shall from time to time be fixed by the Board.  Any previously scheduled annual meeting of the stockholders may be postponed by action of the Board taken prior to the time previously scheduled for such annual meeting of the stockholders.

SECTION 3.    Special Meetings.  Except as otherwise required by law or the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”), and subject to the rights of the holders of any outstanding series of Preferred Stock, special meetings of the stockholders for any purpose or purposes may be called only by the Chief Executive Officer or a majority of the entire Board.  Only such business as is specified in the Corporation’s notice of any special meeting of stockholders shall come before such meeting.  A special meeting shall be held at such place, on such date and at such time as shall be fixed by the Board.

SECTION 4.    Notice of Meetings.  Except as otherwise provided by law, notice of each meeting of the stockholders, whether annual or special, shall be given by the Corporation not less than 10 days nor more than 60 days before the date of the meeting to each stockholder of record entitled to notice of the meeting.  If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the Corporation.  Each such notice shall state the place, date and hour of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called.  Notice of any meeting of the stockholders shall not be required to be given to any stockholder who shall attend such meeting in person or by proxy without protesting, prior to or at the commencement of the meeting, the lack of proper notice to such stockholder, or who shall waive notice thereof as provided in Article X of these By-laws.  Notice of adjournment of a meeting of the stockholders need not be given if the time and place to which it is adjourned are announced at such meeting, unless the adjournment is for more than 30 days or, after adjournment, a new record date is fixed for the adjourned meeting.

SECTION 5.    Quorum.  Except as otherwise provided by law or by the Certificate, the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally, present in person or by proxy, shall constitute a quorum at any meeting of the stockholders; provided, however, that in the case of any vote to be taken by classes or series, the holders of a majority of the votes entitled to be cast by the stockholders of a particular class or series, present in person or by proxy, shall constitute a quorum of such class or series.

SECTION 6.    Adjournments.  The chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders who are present in person or by proxy may adjourn the meeting from time to time whether or not a quorum is present.  In the event that a quorum does not exist with respect to any vote to be taken by a particular class or series, the chairman of the meeting or the holders of a majority of the votes entitled to be cast by the stockholders of such class or series who are present in person or by proxy may adjourn the meeting with respect to the vote(s) to be taken by such class or series.  At any such adjourned meeting at which a quorum may be present, any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 7.    Order of Business.  (a)  At each meeting of the stockholders, the Chairman of the Board or, in the absence of the Chairman of the Board, the Chief Executive Officer or, in the absence of the Chairman of the Board and the Chief Executive Officer, such person as shall be selected by the Board, shall act as chairman of the meeting.  The order of business at each such meeting shall be as determined by the chairman of the meeting.  The chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts and things as are necessary or desirable for the proper conduct of the meeting, including, without limitation, the establishment of procedures for the maintenance of order and safety, limitations on the time allotted to questions or comments on the affairs of the Corporation, restrictions on entry to such meeting after the time prescribed for the commencement thereof and the opening and closing of the voting polls.

(b)            At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the annual meeting (i) by or at the direction of the chairman of the meeting or (ii) by any stockholder who is a holder of record at the time of the giving of the notice provided for in this Section 7, who is entitled to vote at the meeting and who complies with the procedures set forth in this Section 7.

(c)            For business properly to be brought before an annual meeting of stockholders by a stockholder, the stockholder must have given timely notice thereof in proper written form to the Secretary of the Corporation (the “Secretary”).  To be timely, a stockholder’s notice must be delivered to or mailed and received by the Secretary at the principal executive offices of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; provided,further, that for the purpose of calculating the timeliness of stockholder notices for the 2017 annual meeting of stockholders, the date of the immediately preceding annual meeting shall be deemed to be April 25, 2016.  To be in proper written form, a stockholder’s notice to the Secretary shall set forth in writing as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including, without limitation, the complete text of any resolutions proposed for consideration or any amendment to any Corporation document intended to be presented at the annual meeting) and the reasons for conducting such business at the annual meeting; (ii) the name and address of the stockholder proposing such business, as they appear on the Corporation’s books; (iii) the class or series and number of shares of the Corporation owned, directly or indirectly, beneficially and of record by the stockholder and any beneficial owner on whose behalf the business is proposed, and any of their respective affiliates or associates or other parties with whom they are acting in concert, as well as any derivative instrument or similar contract or agreement the value of or return on which is based on or linked to the value of or return of any of the Corporation’s securities; (iv) any material interest of the stockholder in such business; and (v) if the stockholder intends to solicit proxies in support of such stockholder’s proposal, a representation to that effect.  The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting and such stockholder’s proposal has been included in a proxy statement that has been prepared by management of the Corporation to solicit proxies for such annual meeting; provided, however, that if such stockholder does not appear or send a qualified representative to present such proposal at such annual meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation; and provided,further, that the foregoing shall not imply any obligation beyond that required by applicable law to include a stockholder’s proposal in a proxy statement prepared by management of the Corporation.  Notwithstanding anything in these By-laws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this Section 7.  The chairman of an annual meeting may refuse to permit any business to be brought before an annual meeting which fails to comply with the foregoing procedures or, in the case of a stockholder proposal, if the stockholder solicits proxies in support of such stockholder’s proposal without having made the representation required by clause (v) of the third preceding sentence.

SECTION 8.    List of Stockholders.  It shall be the duty of the Secretary or other officer who has charge of the stock ledger to prepare and make, at least 10 days before each meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in such stockholder’s name.  Such list shall be produced and kept available at the times and places required by law.

SECTION 9.    Voting.  (a)  Except as otherwise provided by law or by the Certificate, each stockholder of record of any series of Preferred Stock shall be entitled at each meeting of the stockholders to such number of votes, if any, for each share of such stock as may be fixed in the Certificate or in the resolution or resolutions adopted by the Board providing for the issuance of such stock, and each stockholder of record of Common Stock shall be entitled at each meeting of the stockholders to one vote for each share of such stock, in each case, registered in such stockholder’s name on the books of the Corporation:

(i)            on the date fixed pursuant to Section 6 of Article VII of these By-laws as the record date for the determination of stockholders entitled to notice of and to vote at such meeting; or

(ii)            if no such record date shall have been so fixed, then at the close of business on the day before the day on which notice of such meeting is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held.

(b)            Each stockholder entitled to vote at any meeting of the stockholders may authorize not in excess of three persons to act for such stockholder by proxy.  Any such proxy shall be delivered to the secretary of such meeting at or prior to the time designated for holding such meeting, but in any event not later than the time designated in the order of business for so delivering such proxies.  No such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period.

(c)            Except as otherwise required by law and except as otherwise provided in the Certificate or these By-laws, at each meeting of the stockholders, all corporate actions to be taken by vote of the stockholders shall be authorized by a majority of the votes cast by the stockholders entitled to vote thereon who are present in person or represented by proxy, and where a separate vote by class or series is required, a majority of the votes cast by the stockholders of such class or series who are present in person or represented by proxy shall be the act of such class or series.

(d)            Unless required by law or determined by the chairman of the meeting to be advisable, the vote on any matter, including, without limitation, the election of directors, need not be by written ballot.

SECTION 10.    Inspectors.  The chairman of the meeting shall appoint one or more inspectors to act at any meeting of the stockholders.  Such inspectors shall perform such duties as shall be required by law or specified by the chairman of the meeting.  Inspectors need not be stockholders.  No director or nominee for the office of director shall be appointed such inspector.

SECTION 11.    Public Announcements.  For the purpose of Section 7 of this Article II and Section 2(d) of Article III, “public announcement” shall mean disclosure (i) in a press release reported by the Dow Jones Newswire, Business Wire, Reuters Information Service

or any similar or successor news wire service or (ii) in a communication distributed generally to stockholders and in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or any successor provisions thereto.

ARTICLE III

Board of Directors

SECTION 1.    General Powers.  The business and affairs of the Corporation shall be managed by or under the direction of the Board, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law or by the Certificate directed or required to be exercised or done by the stockholders.

SECTION 2.    Number, Qualification and Election.  (a)  The number of directors constituting the Whole Board shall be determined in accordance with the Certificate.  The term “Whole Board” shall mean the total number of authorized directors, whether or not there exist any vacancies or unfilled previously authorized directorships.  The terms of office of directors shall be governed by the Certificate.

(b)            Each director shall be at least 21 years of age.  Directors need not be stockholders of the Corporation.  No person shall qualify for service as a director of the Corporation if he or she is a party to any compensatory, payment, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation, or has received any such compensation or other payment from any person or entity other than the Corporation, in each case in connection with candidacy or service as a director of the Corporation, unless he or she discloses such compensatory, payment or other financial agreement, arrangement or understanding, or receipt of any such compensation or other payment, to the Corporation pursuant to the requirements and procedures set forth in Section 16(a) of this Article III as if such person were a Stockholder Nominee thereunder.

(c)            In any uncontested election of directors, each person receiving a majority of the votes cast shall be deemed elected.  For purposes of this paragraph, a “majority of the votes cast” shall mean that the number of votes cast “for” a director must exceed the number of votes cast “against” that director (with “abstentions” and “broker non-votes” not counted as a vote cast with respect to that director).  In any contested election of directors, the persons receiving a plurality of the votes cast, up to the number of directors to be elected in such election, shall be deemed elected.  Any incumbent director who fails to receive a majority of the votes cast in an uncontested election shall submit an offer to resign from the Board no later than two weeks after the certification by the Corporation of the voting results.  An uncontested election is one in which the number of individuals who have been nominated for election as a director is equal to, or less than, the number of directors constituting the Whole Board.  A contested election is one in which the number of persons nominated exceeds the number of directors to be elected as of the date that is 10 days prior to the date that the Corporation first mails its notice of meeting for such meeting to the stockholders.

(d)            The Board shall consider the resignation offer and may either (i) accept the offer of resignation or (ii) reject the offer and seek to address the underlying cause(s) of the majority-withheld vote.  While the Board may delegate to a committee the authority to assist the Board in its review of the matter, the Board shall decide whether to accept or reject the resignation offer within 90 days following the certification of the stockholder vote.  Once the Board makes this decision, the Corporation will promptly make a public announcement of the Board’s decision in the manner described in Section 11 of Article II.  If the Board rejects the offer of resignation, the public announcement will include a statement regarding the reasons for its decision.

(e)            The chairman of the nominating and governance committee established pursuant to Section 1 of Article IV will have the authority to manage the Board’s review of the resignation offer.  In the event it is the chairman of the nominating and governance committee who received a majority-withheld vote, the independent directors who did not receive majority-withheld votes shall select a director to manage the process, and that director shall have the authority otherwise delegated to the chairman of the nominating and governance committee by this Section 2 of Article III.  Any director who tenders his or her offer of resignation as a result of a majority-withheld vote shall not participate in the committee’s or the Board’s deliberations or vote on whether to accept or reject the resignation offer.

(f)            A majority of the members of the Board shall be persons determined by the Board to be independent directors.  In order to determine that a director is independent pursuant to this Section 2, the Board shall make an affirmative determination that the director satisfies applicable regulatory and stock exchange listing requirements to be an independent director of the Corporation and that the director is free of any other relationship (with the Corporation and its consolidated subsidiaries (collectively, the “Company”) or otherwise) that would interfere with the exercise of independent judgment by such director.  In making this determination, the Board shall consider all relevant facts and circumstances, including, without limitation, commercial, charitable and familial relationships that exist between the director and the Company, or between entities with which the director is affiliated and the Company.  The Board may, from time to time, adopt categorical standards to guide its determinations regarding the materiality of any relationship.

SECTION 3.    Notification of Nominations.  (a)  Subject to the rights of the holders of any outstanding series of Preferred Stock, nominations for the election of directors may be made by the Board or by any stockholder pursuant to this Section 3 who is a stockholder of record at the time of giving of the notice of nomination provided for in this Section 3 and who is entitled to vote for the election of directors.  Any stockholder of record entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder’s intent to make such nomination is given, either by personal delivery or by United States mail, postage prepaid, to the Secretary.  To be timely, a stockholder’s notice must be delivered to or mailed and received at the principal executive offices of the Corporation (i) with respect to an election to be held at an annual meeting of the stockholders, not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made; provided, further, that for the purpose of calculating the timeliness of stockholder notices for the 2017 annual meeting of stockholders, the date of the immediately preceding annual meeting shall be deemed to be April 25, 2016 and (ii) with respect to an election to be held at a special meeting of the stockholders for the election of directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.  Each such notice shall set forth: (a) the name and address, as they appear on the Corporation’s books, of the stockholder who intends to make the nomination and the name and address of the person or persons to be nominated; (b) the class or series and number of shares of the Corporation owned, directly or indirectly, beneficially and of record by the stockholder and any beneficial owner on whose behalf the nomination is made, and any of their respective affiliates or associates or other parties with whom they are acting in concert, as well as any derivative instrument or similar contract or agreement the value of or return on which is based on or linked to the value of or return of any of the Corporation’s securities; (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote in the election of directors and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (d) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (e) such other information regarding each nominee proposed by such stockholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated, or intended to be nominated, by the Board; (f) the executed written consent of each nominee to serve as a director of the Corporation if so elected; and (g) if the stockholder intends to solicit proxies in support of such stockholder’s nominee(s), a representation to that effect.  The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure or if the stockholder solicits proxies in favor of such stockholder’s nominee(s) without having made the representations required by the immediately preceding sentence.  If such stockholder does not appear or send a qualified representative to present such proposal at such meeting, the Corporation need not present such proposal for a vote at such meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.  Only such persons who are nominated in accordance with the procedures set forth in this Section 3 or Section 15 of this Article III shall be eligible to serve as directors of the Corporation.

(b)            Notwithstanding anything in the immediately preceding paragraph of this Section 3 to the contrary, in the event that the number of directors to be elected to the Board at an annual meeting of the stockholders is increased and there is no public announcement naming all of the nominees for directors or specifying the size of the increased Board made by the Corporation at least 90 days prior to the first anniversary of the date of the immediately preceding annual meeting, a stockholder’s notice required by this Section 3 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to or mailed to and received by the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

SECTION 4.    Quorum and Manner of Acting.  Except as otherwise provided by law, the Certificate or these By-laws, a majority of the Whole Board shall constitute a quorum for the transaction of business at any meeting of the Board, and, except as so provided, the vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board.  The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present.  At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

SECTION 5.    Place of Meeting.  Subject to Sections 6 and 7 of this Article III, the Board may hold its meetings at such place or places, either within or outside of the State of Delaware, as the Board may from time to time determine, or as shall be specified or fixed in the respective notices or waivers of notice thereof.

SECTION 6.    Regular Meetings.  Regular meetings of the Board shall be held at such times as the Board shall from time to time determine, at such locations as the Board may determine.  If any day fixed for a regular meeting shall be a legal holiday under the laws of the place where the meeting is to be held, the meeting which would otherwise be held on that day shall be held at the same hour on the next succeeding business day.  No fewer than four meetings of the Board shall be held per year.

SECTION 7.    Special Meetings.  Special meetings of the Board shall be held whenever called by the Chairman of the Board, the Chief Executive Officer or by a majority of the non-employee directors, and shall be held at such place, on such date and at such time as he, she or they, as applicable, shall fix.

SECTION 8.    Notice of Meetings.  Notice of regular meetings of the Board or of any adjourned meeting thereof need not be given.  Notice of each special meeting of the Board shall be given by overnight delivery service or mailed to each director, in either case addressed to such director at such director’s residence or usual place of business, at least two days before the day on which the meeting is to be held or shall be sent to such director at such place by telecopy or by electronic transmission or shall be given personally or by telephone, not later than the day before the meeting is to be held, but notice need not be given to any director who shall, either before or after the meeting, submit a waiver of such notice or who shall attend such meeting without protesting, prior to or at its commencement, the lack of notice to such director.  Unless otherwise required by these By-laws, every such notice shall state the time and place but need not state the purpose of the meeting.

SECTION 9.    Rules and Regulations.  The Board may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate or these By-laws for the conduct of its meetings and management of the affairs of the Corporation as the Board may deem proper.

SECTION 10.    Participation in Meeting by Means of Communications  Equipment.  Any one or more members of the Board or any committee thereof may participate in any meeting of the Board or of any such committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other or as otherwise permitted by law, and such participation in a meeting shall constitute presence in person at such meeting.

SECTION 11.    Action Without Meeting.  Any action required or permitted to be taken at any meeting of the Board or any committee thereof may be taken without a meeting if all of the members of the Board or of any such committee consent thereto in writing or as otherwise permitted by law and, if required by law, the writing or writings are filed with the minutes or proceedings of the Board or of such committee.

SECTION 12.    Chairman.  The Board of Directors shall annually select one of its members who is independent under the listing standards of the principal United States exchange upon which the shares of the Corporation are listed to be Chairman and shall fill any vacancy in the position of Chairman at such time and in such manner as the Board of Directors shall determine.

SECTION 13.    Resignations.  Any director of the Corporation may at any time resign by giving written notice to the Board, the Chairman of the Board, the Chief Executive Officer or the Secretary.  Such resignation shall take effect at the time specified therein or, if the time be not specified therein, upon receipt thereof; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 14.    Compensation.  Each director, in consideration of such person serving as a director, shall be entitled to receive from the Corporation such amount per annum and such fees (payable in cash or stock-based compensation) for attendance at meetings of the Board or of committees of the Board, or both, as the Board or a committee thereof shall from time to time determine.  In addition, each director shall be entitled to receive from the Corporation reimbursement for the reasonable expenses incurred by such person in connection with the performance of such person’s duties as a director.  Nothing contained in this Section 14 shall preclude any director from serving the Corporation or any of its subsidiaries in any other capacity and receiving compensation therefor.

SECTION 15.    Proxy Access.  (a)  The Corporation shall include in its proxy statement and on its form of proxy for an annual meeting of stockholders the name of, and the Required Information (as defined below) relating to, any nominee for election or reelection to the Board who satisfies the eligibility requirements in this Section 15 and Section 16 (a “Stockholder Nominee”) and who is identified in a notice that complies with Section 15(f) of this Article III and that is timely delivered pursuant to Section 15(g) of this Article III (the “Stockholder  Notice”) by one or more stockholders acting on behalf of up to twenty stockholders who:

(i)            elect at the time of delivering the Stockholder Notice to have such Stockholder Nominee included in the Corporation’s proxy materials;

(ii)            as of the date of the Stockholder Notice and the record date for determining stockholders entitled to vote at the annual meeting of stockholders, Own (as defined below in Section 15(c) of this Article III) and have Owned a number of shares that represents at least 3% of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Required Shares”) and have Owned continuously the Required Shares (as adjusted for any stock splits, stock dividends or similar events) for at least three years; and

(iii)            satisfy the additional requirements in these By-laws (such stockholder or stockholders, collectively, an “Eligible Stockholder”).

(b)            For purposes of satisfying the Ownership requirement under Section 15(a) of this Article III:

(i)            the outstanding shares of the Corporation Owned by one or more stockholders may be aggregated; provided that the number of stockholders and other beneficial owners whose ownership of shares is aggregated for such purpose shall not exceed twenty; and

(ii)            two or more funds that are (A) under common management and investment control, (B) under common management and funded primarily by the same employer, or (C) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall, in each case, be treated as one stockholder.

(c)            For purposes of this Section 15, an Eligible Stockholder “Owns” only those outstanding shares of the Corporation as to which the stockholder or group of stockholders possesses both:

(i)            the full voting and investment rights pertaining to the shares, and

(ii)            the full economic interest in (including, without limitation, the opportunity for profit and risk of loss on) such shares;

provided that the number of shares calculated in accordance with clauses (i) and (ii) of this Section 15(c) shall not include any shares:

(A)            sold by such stockholder or any affiliate (as defined below in this Section 15(c)) in any transaction that has not been settled or closed, including, without limitation, any short sale;

(B)            borrowed by such stockholder or any affiliate for any purposes or purchased by such stockholder or any affiliate pursuant to an agreement to resell; or

(C)            subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised would have, the purpose or effect of:

(i)            reducing in any manner, to any extent or at any time in the future, such stockholder’s or any of its affiliates’ full right to vote or direct the voting of any such shares; and/or

(ii)            hedging, offsetting or altering to any degree gain or loss arising from the full economic interest in such shares by such stockholder or affiliate.

A stockholder “Owns” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares.  A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power by means of a proxy, power of attorney or other instrument or arrangement that is revocable at any time by the stockholder.  A stockholder’s Ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares on five business days’ notice and has recalled such loaned shares as of the date of the Stockholder Notice and through the date of the annual meeting of stockholders.  The terms “Owned,” “Owning” and other variations of the word “Own” shall have correlative meanings.  Whether outstanding shares of the Corporation are “Owned” for these purposes shall be determined by the Board.

For purposes of this Section 15, the term “affiliate” or “affiliates” shall have the meaning ascribed thereto under the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)            No stockholder may be a member of more than one group of stockholders constituting an Eligible Stockholder under this Section 15.

(e)            For purposes of this Section 15, the “Required Information” that the Corporation will include in its proxy materials is:

(i)            the information concerning the Stockholder Nominee and the Eligible Stockholder that is required to be disclosed in the Corporation’s proxy materials by the applicable requirements of the Exchange Act and the rules and regulations thereunder; and

(ii)            if the Eligible Stockholder so elects, a written statement of the Eligible Stockholder, not to exceed 500 words, in support of its Stockholder Nominee, which must be provided at the same time as the Stockholder Notice for inclusion in the Corporation’s proxy materials for the annual meeting of stockholders (the “Statement”).

Notwithstanding anything to the contrary contained in this Section 15, the Corporation may omit from its proxy materials any information or statement that it, in good faith, believes would violate any applicable law, rule, regulation or listing standard.  Nothing in this Section 15 shall limit the Corporation’s ability to solicit against a stockholder nominee and include in its proxy materials its own statements relating to any Eligible Stockholder or Stockholder Nominee.

(f)            The Stockholder Notice shall set forth the information required under Section 3(a) of this Article III and in addition shall include:

(i)            the written consent of each Stockholder Nominee to being named in the Corporation’s proxy materials as a nominee and to serving as a director if elected;

(ii)            a copy of the Schedule 14N that has been or concurrently is filed with the Securities and Exchange Commission under Exchange Act Rule 14a-18; and

(iii)            the written agreement of the Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) addressed to the Corporation, setting forth the following additional agreements, representations and warranties:

(A)            a certification as to the number of shares of the Corporation it Owns and has Owned continuously for at least three years as of the date of the Stockholder Notice and agreeing to continue to Own such shares through the date of the annual meeting of stockholders, which statement shall also be included in the written statements set forth in Item 4 of the Schedule 14N filed by the Eligible Stockholder with the Securities and Exchange Commission;

(B)            the Eligible Stockholder’s agreement to provide the information required under Section 3(a) of this Article III and the written statements from the record holder and intermediaries as required under Section 15(h) of this Article III verifying the Eligible Stockholder’s continuous Ownership of the Required Shares through and as of the business day immediately preceding the date of the annual meeting of stockholders;

(C)            the Eligible Stockholder’s representation and agreement that the Eligible Stockholder (including each member of any group of stockholders that together is an Eligible Stockholder under this Section 15):

(i)            acquired the Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent;

(ii)            will provide facts, statements and other information in all communications with the Corporation and stockholders of the Corporation that are or will be true and correct in all material respects and do not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(iii)            has not nominated and will not nominate for election to the Board at the annual meeting of stockholders any person other than the Stockholder Nominee(s) being nominated pursuant to this Section 15;

(iv)            has not engaged and will not engage in a, and has not been and will not be a “participant” (as defined in Item 4 of the Exchange Act Schedule 14A) in another person’s, “solicitation” within the meaning of Exchange Act Rule 14a‑

1(l), in support of the election of any individual as a director at the annual meeting of stockholders other than its Stockholder Nominee or a nominee of the Board; and

(v)            will not distribute to any stockholder any form of proxy for the annual meeting of stockholders other than the form distributed by the Corporation.

(D)            the Eligible Stockholder’s agreement to:

(i)            assume all liability stemming from any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation;

(ii)            indemnify and hold harmless the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any nomination submitted by the Eligible Stockholder pursuant to this Section 15; provided, however that the indemnification by the Eligible Stockholder under this Section 15(f)(iii)(D)(ii) shall no longer be required or apply with respect to any acts or omissions by the Stockholder Nominee that occur after such Stockholder Nominee’s election to the Board;

(iii)            comply with all other laws, rules, regulations and listing standards applicable to any solicitation in connection with the annual meeting of stockholders;

(iv)            file all materials described below in Section 15(h)(iii) of this Article III with the Securities and Exchange Commission, regardless of whether any such filing is required under Exchange Act Regulation 14A, or whether any exemption from filing is available for such materials under Exchange Act Regulation 14A;

(v)            provide to the Corporation prior to the annual meeting of stockholders such additional information as necessary or reasonably requested by the Corporation; and

(vi)            promptly disclose to the Corporation if the Eligible Stockholder does not intend to continue to Own the Required Shares for at least one year following the annual meeting of stockholders; and

(iv) in the case of a nomination by a group of stockholders that together is an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all such members with respect to the nomination and matters related thereto, including, without limitation, any withdrawal of the nomination.

(g)            To be timely under this Section 15, the Stockholder Notice must be delivered to or mailed and received at the principal executive offices of the Corporation (i) with respect to an election to be held at an annual meeting of the stockholders, not less than 120 days nor more than 150 days prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is more than 30 days earlier or more than 60 days later than such anniversary date, the Stockholder Notice to be timely must be so delivered or received not earlier than the 150th day prior to such annual meeting of stockholders and not later than the close of business on the later of the 120th day prior to such annual meeting of stockholders or the 10th day following the day on which public announcement of the date of such meeting is first made; provided, further, that for the purpose of calculating the timeliness of the Stockholder Notice for the 2017 annual meeting of stockholders, the date of the immediately preceding annual meeting of stockholders shall be deemed to be April 25, 2016 and (ii) with respect to an election to be held at a special meeting of the stockholders for the election of directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.  In no event shall any adjournment or postponement of an annual meeting of stockholders, or the announcement thereof, commence a new time period (or extend any time period) for the giving of the Stockholder Notice as described above.  For purposes of Rule 14a-18 under the Exchange Act, the applicable “date specified by the registrant’s advance notice provision” shall be the date determined pursuant to this Section 15(g).

(h)            An Eligible Stockholder (or in the case of a group, each stockholder whose shares are aggregated for purposes of constituting an Eligible Stockholder) must:

(i)            within five business days after the date of the Stockholder Notice provide one or more written statements from the record holder(s) of the Required Shares and from each intermediary through which the Required Shares are or have been held, in each case during the requisite three-year holding period, verifying that the Eligible Stockholder Owns, and has Owned continuously for the preceding three years, the Required Shares;

(ii)            include in the written statements provided pursuant to Item 4 of Schedule 14N filed with the Securities and Exchange Commission a statement certifying that it Owns and continuously has Owned the Required Shares for at least three years;

(iii)            file with the Securities and Exchange Commission any solicitation or other communication relating to the current year annual meeting of stockholders, one or more of the Corporation’s directors or director nominees or any Stockholder Nominee, regardless of whether any such filing is required under Exchange Act Regulation 14A or whether any exemption from filing is available for such solicitation or other communication under Exchange Act Regulation 14A; and

(iv)            as to any group of funds whose shares are aggregated for purposes of constituting an Eligible Stockholder, within five business days after the date of the Stockholder Notice, provide documentation reasonably satisfactory to the Corporation that demonstrates that the funds satisfy Section 15(b)(ii) of this Article III.

(i)            Within the time period specified in Section 15(iv) of this Article III for delivery of the Stockholder Notice, a Stockholder Nominee must deliver to the Secretary of the Corporation the questionnaire, representation and agreement set forth in Section 16 of this Article III.

(j)            Notwithstanding anything to the contrary contained in this Section 15, the Corporation may omit from its proxy materials any Stockholder Nominee, and such nomination shall be disregarded and no vote on such Stockholder Nominee will occur, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:

(i)            the Secretary of the Corporation receives notice that a stockholder intends to nominate a person for election to the Board which stockholder does not elect to have its nominee(s) included in the Corporation’s proxy materials pursuant to this Section 15;

(ii)            the Eligible Stockholder or Stockholder Nominee breaches any of its respective agreements, representations or warranties set forth in the Stockholder Notice or otherwise required by this Section 15, or if any of the information in the Stockholder Notice (or otherwise submitted pursuant to this Section 15) was not, when provided, true, correct and complete or the requirements of this Section 15 have otherwise not been met;

(iii)            the Stockholder Nominee or the stockholder or group of stockholders (including any member thereof) who has nominated such Stockholder Nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act, in support of the election of any individual as a director at the meeting other than such Stockholder Nominee or a nominee of the Board;

(iv)            the Stockholder Nominee (A) is not independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors, including, without limitation, as set forth in Section 2(f) of this Article III, (B) does not qualify as independent under the audit committee independence requirements set forth in the rules of the principal U.S. exchange on which shares of the Corporation are listed, as a “non-employee director” under Exchange Act Rule 16b-3 or as an “outside director” for the purposes of Section 162(m) of the Internal Revenue Code (or any successor provision), (C) is or has been, within the three years preceding the date the Corporation first mails to the stockholders its notice of the meeting that includes the Stockholder Nominee, an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (D) is an officer, director or general partner of any legal entity where a fellow officer, director or general partner of such legal entity is an officer or director of a competitor, as defined in Section 8 of the Clayton Antitrust Act of 1914, as amended, (E) is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) or has been convicted in a criminal proceeding within the 10 years preceding the date the Corporation first mails to the stockholders its notice of the meeting that includes the Stockholder Nominee, or (F) is subject to any order of the type specified in Rule 506(d) of Regulation D promulgated under the Securities Act of 1933, as amended; or

(v)            the election of the Stockholder Nominee to the Board would cause the Corporation to be in violation of the Certificate, these By-laws or any applicable state or federal law, rule, regulation or listing standard.

Any such determination by the Board (or any other person or body authorized by the Board) shall be binding on the Corporation and its stockholders.

(k)            The maximum number of Stockholder Nominees appearing in the Corporation’s proxy materials with respect to an annual meeting of stockholders pursuant to this Section 15 (including, without limitation, any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials for such annual meeting of stockholders but who is nominated by the Board as a Board nominee for such annual meeting of stockholders), together with:

(i)            any nominees who were previously elected to the Board as (A) Stockholder Nominees pursuant to this Section 15 (including, without limitation, any Stockholder Nominee whose name was submitted for inclusion in the Corporation’s proxy materials for such prior annual meeting of stockholders but who was nominated by the Board as a Board nominee for such prior annual meeting of stockholders) or (B) a nominee of any stockholder in any other manner, in either case at any of the preceding two annual meetings of stockholders and who are re-nominated for election at such annual meeting of stockholders by the Board, and

(ii)            any Stockholder Nominee who was qualified for inclusion in the Corporation’s proxy materials for such annual meeting of stockholders but whose nomination is subsequently withdrawn,

shall not exceed the greater of (x) two or (y) 20% of the number of directors in office as of the last day on which a Stockholder Notice may be delivered pursuant to this Section 15 with respect to such annual meeting of stockholders, or if such amount as calculated in clause (y) of this Section 15(k) is not a whole number, the closest whole number below 20%; provided that if there is a vacancy on the Board and the number of directors is decreased prior to such annual meeting of stockholders, then the 20% of the number of directors shall be calculated based on the number of directors in office as of the date of such decrease in the number of directors.  In the event that the number of Stockholder Nominees submitted by Eligible Stockholders pursuant to this Section 15 exceeds this maximum number, each Eligible Stockholder will select one Stockholder Nominee for inclusion in the Corporation’s proxy materials until the maximum number is reached, going in order of the number (largest to smallest) of shares of the Corporation each Eligible Stockholder disclosed as Owned in its respective Stockholder Notice submitted to the Corporation.  If the maximum number is not reached after each Eligible Stockholder has selected one Stockholder Nominee, this selection process will continue as many times as necessary, following the same order each time, until the maximum number is reached.

(l)            Any Stockholder Nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at the annual meeting of stockholders, or (ii) does not receive at least 25% of the votes cast in favor of the Stockholder Nominee’s election, will be ineligible to be a Stockholder Nominee pursuant to this Section 15 for the next two annual meetings of stockholders.

SECTION 16.     Submission of Questionnaire, Representation and Agreement.  (a)  At the request of the Corporation, the Stockholder Nominee must promptly, but in any event within five business days of such request, complete and deliver any questionnaires required of the Corporation’s directors and a written representation and agreement (the questionnaire, representation and agreement to be in the form provided by the Secretary upon written request) that such person:

(i)            is not and will not become a party to:

(A)            any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director of the Corporation, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to the Corporation; or

(B)            any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director of the Corporation, with the person’s fiduciary duties under applicable law;

(ii)            is not and will not become a party to any compensatory, payment, indemnification or other financial agreement, arrangement or understanding with any person or entity other than the Corporation in connection with candidacy or service as a director of the Corporation that has not been disclosed to the Corporation; and

(iii)       in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of the Corporation, and will comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation, and any other Corporation policies and guidelines applicable to Corporation directors.

(b)            The Corporation may request such additional information as necessary to permit the Board to determine if each Stockholder Nominee is independent under the listing standards of the principal U.S. exchange upon which the shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board in determining and disclosing the independence of the Corporation’s directors.

ARTICLE IV

Committees of the Board of Directors

SECTION 1.    Committees of the Board.  The Board shall designate such committees as may be required by the listing standards of the principal United States exchange upon which the shares of the Corporation are listed and may from time to time designate other committees of the Board (including, without limitation, an executive committee), with such lawfully delegable powers and duties as it thereby confers, to serve at the pleasure of the Board and shall, for those committees and any others provided for herein, elect a director or directors to serve as the member or members, designating, if it desires, other directors as alternate members who may replace any absent or disqualified member at any meeting of the committee.

SECTION 2.    Conduct of Business.  Any committee, to the extent allowed by law and provided in the resolution establishing such committee or the charter of such committee, shall have and may exercise all the duly delegated powers and authority of the Board in the management of the business and affairs of the Corporation.  The Board shall have the power to prescribe the manner in which proceedings of any such committee shall be conducted.  In the absence of any such prescription, any such committee shall have the power to prescribe the manner in which its proceedings shall be conducted.  Unless the Board or such committee shall otherwise provide, regular and special meetings and other actions of any such committee shall be governed by the provisions of Article III applicable to meetings and actions of the Board.  Each committee shall keep regular minutes and report on its actions to the Board.

ARTICLE V

Officers

SECTION 1.    Number; Term of Office.  The officers of the Corporation shall be elected by the Board and may consist of: a Chief Executive Officer, a President, a Chief Operating Officer, a Chief Financial Officer and one or more Vice Presidents (including, without limitation, Senior Vice Presidents) and a Treasurer, Secretary and Controller and such other officers and agents with such titles and such duties as the Board may from time to time determine, each to have such authority, functions or duties as in these By-laws provided or as the Board may from time to time determine, and each to hold office for such term as may be prescribed by the Board and until such person’s successor shall have been chosen and shall qualify, or until such person’s death or resignation, or until such person’s removal in the manner hereinafter provided.  One person may hold the offices and perform the duties of any two or more of said officers; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate or these By-laws to be executed, acknowledged or verified by two or more officers.  The Board may require any officer or agent to give security for the faithful performance of such person’s duties.

SECTION 2.    Removal.  Subject to Section 13 of this Article V, any officer may be removed, either with or without cause, by the Board at any meeting thereof called for the purpose, by the Chief Executive Officer, or by any other superior officer upon whom such power may be conferred by the Board.

SECTION 3.    Resignation.  Any officer may resign at any time by giving notice to the Board, the Chief Executive Officer or the Secretary.  Any such resignation shall take effect at the date of receipt of such notice or at any later date specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

SECTION 4.    Chief Executive Officer.  The Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, subject to the control of the Board, and shall report directly to the Board.

SECTION 5.    President.  The President shall perform such senior duties as he or she may agree with the Chief Executive Officer (if the position is held by an individual other than the Chief Executive Officer) or as the Board shall from time to time determine.

SECTION 6.    Chief Operating Officer.  The Chief Operating Officer shall perform such senior duties in connection with the operations of the Corporation as he or she may agree with the Chief Executive Officer or as the Board shall from time to time determine.  The Chief Operating Officer shall, when requested, counsel with and advise the other officers of the Corporation.

SECTION 7.    Chief Financial Officer.  The Chief Financial Officer shall perform all the powers and duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation.  The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.

SECTION 8.    Vice Presidents.  Any Vice President shall have such powers and duties as shall be prescribed by his or her superior officer or the Board.  A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.  A Vice President need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board.

SECTION 9.    Treasurer.  The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation; the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation; borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party; the disbursement of funds of the Corporation and the investment of its funds; and in general shall perform all of the duties incident to the office of the Treasurer.  The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or the Chief Financial Officer or as the Board may from time to time determine.

SECTION 10.    Controller.  The Controller shall be the chief accounting officer of the Corporation.  The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or the Chief Financial Officer or as the Board may from time to time determine.

SECTION 11.    Secretary.  It shall be the duty of the Secretary to act as secretary at all meetings of the Board, of the committees of the Board and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; the Secretary shall see that all notices required to be given by the Corporation are duly given and served; the Secretary shall be custodian of the seal of the Corporation and when deemed necessary shall affix the seal or cause it to be affixed to all certificates of stock, if any, of the Corporation (unless the seal of the Corporation on such certificates shall be a facsimile, as hereinafter provided) and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these By-laws; the Secretary shall have charge of the books, records and papers of the Corporation and shall see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and in general shall perform all of the duties incident to the office of Secretary.  The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as he or she may agree with the Chief Executive Officer or as the Board may from time to time determine.

SECTION 12.    Assistant Treasurers, Assistant Controllers and Assistant Secretaries.  Any Assistant Treasurers, Assistant Controllers and Assistant Secretaries shall perform such duties as shall be assigned to them by the Board or by the Treasurer, Controller or Secretary, respectively, or by the Chief Executive Officer.  An Assistant Treasurer, Assistant Controller or Assistant Secretary need not be an officer of the Corporation and shall not be deemed an officer of the Corporation unless elected by the Board.

SECTION 13.    Additional Matters.  The Chief Executive Officer, the President, the Chief Operating Officer and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer, Assistant Controller or Assistant Secretary.  Any employee so designated shall have the powers and duties determined by the officer making such designation.  The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board or appointed by any duly elected officer or assistant officer authorized by the Board of Directors to appoint such person.

ARTICLE VI

Indemnification

SECTION 1.    Right to Indemnification.  The Corporation, to the fullest extent permitted or required by the General Corporation Law of the State of Delaware (the “DGCL”) or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), shall indemnify and hold harmless any person who is or was a director, officer or employee of the Corporation and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceedings by or in the right of the Corporation to procure a judgment in its favor) (a “Proceeding”) by reason of the fact that such person, or another person of whom such person is the legal representative, is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) (a “Covered Entity”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent of the Corporation or a Covered Entity; provided, however, that, except as provided in Section 4(d) of this Article VI with respect to an adjudication of entitlement to indemnification, the Corporation shall indemnify and hold harmless any such Indemnitee in connection with a Proceeding initiated by such Indemnitee (as defined below) only if such Proceeding was authorized by the Board.  Any person entitled to indemnification as provided in this Section 1 is hereinafter called an “Indemnitee”.  Any right of an Indemnitee to indemnification shall be a contract right and shall include the right to receive, prior to the conclusion of any Proceeding, payment of any expenses incurred by the Indemnitee in connection with such Proceeding, consistent with the provisions of the DGCL or other applicable law, as the same exists or may hereafter be amended (but, in the case of any such amendment and unless applicable law otherwise requires, only to the extent that such amendment permits the Corporation to provide broader rights to payment of expenses than such law permitted the Corporation to provide prior to such amendment), and the other provisions of this Article VI; provided that payment of expenses incurred by a person other than a director or officer of the Corporation prior to the conclusion of any Proceeding shall be made, unless otherwise determined by the Board, only upon delivery to the Corporation of an undertaking by or on behalf of such person to the same effect as any undertaking required to be delivered to the Corporation by any director or officer of the Corporation pursuant to the DGCL or other applicable law.

SECTION 2.    Insurance, Contracts and Funding.  The Corporation may purchase and maintain insurance to protect itself and any director, officer, employee or agent of the Corporation or of any Covered Entity against any expenses, liabilities or losses as specified in Section 1 of this Article VI or incurred by any such director, officer, employee or agent in connection with any Proceeding referred to in Section 1 of this Article VI, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.  The Corporation may enter into contracts with any director, officer, employee or agent of the Corporation or of any Covered Entity in furtherance of the provisions of this Article VI and may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided or authorized in this Article VI.

SECTION 3.    Indemnification Not Exclusive Right.  The right of indemnification provided in this Article VI shall not be exclusive of any other rights to which an Indemnitee may otherwise be entitled, and the provisions of this Article VI shall inure to the benefit of the heirs and legal representatives of any Indemnitee under this Article VI and shall be applicable to Proceedings commenced or continuing after the adoption of this Article VI, whether arising from acts or omissions occurring before or after such adoption.

SECTION 4.    Advancement of Expenses; Procedures; Presumptions and Effect of Certain Proceedings; Remedies.  In furtherance, but not in limitation, of the foregoing provisions, the following procedures, presumptions and remedies shall apply with respect to advancement of expenses and the right to indemnification under this Article VI:

(a)            Advancement of Expenses.  All reasonable expenses (including, without limitation, attorneys’ fees) incurred by or on behalf of the Indemnitee in connection with any Proceeding shall be advanced to the Indemnitee by the Corporation within 20 days after the receipt by the Corporation of a statement or statements from the Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Such statement or statements shall reasonably evidence the expenses incurred by the Indemnitee and, if required by law or the provisions of this Article VI at the time of such advance, shall include or be accompanied by an undertaking by or on behalf of the Indemnitee to repay the amounts advanced if ultimately it should be determined that the Indemnitee is not entitled to be indemnified against such expenses pursuant to this Article VI.

(b)            Procedure for Determination of Entitlement to Indemnification.  (i) To obtain indemnification under this Article VI, an Indemnitee shall submit to the Secretary a written request including such documentation and information as is reasonably available to the Indemnitee and reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification (the “Supporting Documentation”).  The determination of the Indemnitee’s entitlement to indemnification shall be made not later than 60 days after receipt by the Corporation of the written request for indemnification together with the Supporting Documentation.  The Secretary shall, promptly upon receipt of such a request for indemnification, advise the Board in writing that the Indemnitee has requested indemnification.

(ii)            The Indemnitee’s entitlement to indemnification under this Article VI shall be determined in one of the following ways: (A) by a majority vote of the Disinterested Directors (as hereinafter defined in Section 4(e) of this Article VI), whether or not they constitute a quorum of the Board, or by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors; (B) by a written opinion of Independent Counsel (as hereinafter defined in Section 4(e) of this Article VI) if there are no Disinterested Directors or a majority of such Disinterested Directors so directs; (C) by the stockholders of the Corporation; or (D) as provided in Section 4(c) of this Article VI.

(iii)            In the event the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 4(b)(ii) of this Article VI, a majority of the Disinterested Directors shall select the Independent Counsel, but only an Independent Counsel to which the Indemnitee does not reasonably object.

(c)            Presumptions and Effect of Certain Proceedings.  If the person or persons empowered under Section 4(b) of this Article VI to determine entitlement to indemnification shall not have been appointed or shall not have made a determination within 60 days after receipt by the Corporation of the request therefor, together with the Supporting Documentation, the Indemnitee shall be deemed to be, and shall be, entitled to indemnification unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law.  The termination of any Proceeding described in Section 1 of this Article VI, or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, adversely affect the right of the Indemnitee to indemnification or create a presumption that the Indemnitee did not act in good faith and in a manner which the Indemnitee reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal proceeding, that the Indemnitee had reasonable cause to believe that such conduct was unlawful.

(d)            Remedies of Indemnitee.  (i) In the event that a determination is made pursuant to Section 4(b) of this Article VI that the Indemnitee is not entitled to indemnification under this Article VI, (A) the Indemnitee shall be entitled to seek an adjudication of entitlement to such indemnification either, at the Indemnitee’s sole option, in (x) an appropriate court of the State of Delaware or any other court of competent jurisdiction or (y) an arbitration to be conducted by a single arbitrator pursuant to the rules of the American Arbitration Association and (B) any such judicial proceeding or arbitration shall be de novo and the Indemnitee shall not be prejudiced by reason of such adverse determination.

(ii)            If a determination shall have been made or deemed to have been made, pursuant to Section 4(b) or (c) of this Article VI, that the Indemnitee is entitled to indemnification, the Corporation shall be obligated to pay the amounts constituting such indemnification within 45 days after such determination has been made or deemed to have been made and shall be conclusively bound by such determination unless (A) the Indemnitee misrepresented or failed to disclose a material fact in making the request for indemnification or in the Supporting Documentation or (B) such indemnification is prohibited by law.  In the event that (X) advancement of expenses is not timely made pursuant to Section 4(a) of this Article VI or (Y) payment of indemnification is not made within 45 days after a determination of entitlement to indemnification has been made or deemed to have been made pursuant to Section 4(b) or (c) of this Article VI, the Indemnitee shall be entitled to seek judicial enforcement of the Corporation’s obligation to pay to the Indemnitee such advancement of expenses or indemnification. Notwithstanding the foregoing, the Corporation may bring an action, in an appropriate court in the State of Delaware or any other court of competent jurisdiction, contesting the right of the Indemnitee to receive indemnification hereunder due to the occurrence of an event described in sub-clause (A) or (B) of this clause (ii) (a “Disqualifying Event”); provided, however, that in any such action the Corporation shall have the burden of proving the occurrence of such Disqualifying Event.

(iii)            The Corporation shall be precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 4(d) that the procedures and presumptions of this Article VI are not valid, binding and enforceable and shall stipulate in any such court or before any such arbitrator that the Corporation is bound by all the provisions of this Article VI.

(iv)            In the event that the Indemnitee, pursuant to this Section 4(d), seeks a judicial adjudication of or an award in arbitration to enforce rights under, or to recover damages for breach of, this Article VI, or in the event of a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to recover from the Corporation, and shall be indemnified by the Corporation against, any expenses actually and reasonably incurred by the Indemnitee if the Indemnitee prevails in such judicial adjudication, arbitration or suit.  If it shall be determined in such judicial adjudication, arbitration or suit that the Indemnitee is entitled to receive part but not all of the indemnification or advancement of expenses sought, the expenses incurred by the Indemnitee in connection with such judicial adjudication , arbitration or action shall be prorated accordingly.

(e)            Definitions.  For purposes of this Article VI:

(i)            “Disinterested Director” means a director of the Corporation who is not or was not a party to the Proceeding in respect of which indemnification is sought by the Indemnitee.

(ii)            “Independent Counsel” means a law firm or a member of a law firm that neither presently is, nor in the past five years has been, retained to represent: (x) the Corporation or the Indemnitee in any matter material to either such party or (y) any other party to the Proceeding giving rise to a claim for indemnification under this Article VI.  Notwithstanding the foregoing, the term “Independent Counsel” shall not include any person who, under the applicable standards of professional conduct then prevailing under the law of the State of Delaware, would have a conflict of interest in representing either the Corporation or the Indemnitee in an action to determine the Indemnitee’s rights under this Article VI.

SECTION 5.    Severability.  If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or enforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

SECTION 6.    Indemnification of Agents.  Notwithstanding any other provision or provisions of this Article VI, the Corporation, to the fullest extent of the provisions of this Article VI with respect to the indemnification of directors, officers and employees of the Corporation or any Covered Entity, may indemnify any person other than a director, officer or employee of the Corporation or any Covered Entity, who is or was an agent of the Corporation or a Covered Entity and who is or was involved in any manner (including, without limitation, as a party or a witness) or is threatened to be made so involved in any threatened, pending or completed Proceeding by reason of the fact that such person, or another person of whom such person is the legal representative, is or was a director, officer, employee or agent of the Corporation or of a Covered Entity, whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, against all expenses, liabilities and losses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) actually and reasonably incurred by such person in connection with such Proceeding.  The Corporation may also advance expenses incurred by such employee or agent in connection with any such Proceeding, consistent with the provisions of this Article VI with respect to the advancement of expenses of directors, officers and employees of the Corporation.

ARTICLE VII

Capital Stock

SECTION 1.    Certificates for Shares and Uncertificated Shares.  (a)  The shares of stock of the Corporation shall be uncertificated shares that may be evidenced by a book-entry system maintained by the registrar of such stock, or shall be represented by certificates, or a combination of both.  To the extent that shares are represented by certificates, such certificates whenever authorized by the Board shall be in such form as shall be approved by the Board.  The certificates representing shares of stock of each class shall be signed by, or in the name of, the Corporation by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Operating Officer or by any Vice President, and by the Secretary or any Assistant Secretary or the Treasurer or any Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation, which may be a facsimile thereof.  Any or all such signatures may be facsimiles if countersigned by a transfer agent or registrar.  Although any officer, transfer agent or registrar whose manual or facsimile signature is affixed to such a certificate ceases to be such officer, transfer agent or registrar before such certificate has been issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of its issue.

(b)            The stock ledger and blank share certificates, if any, shall be kept by the Secretary or by a transfer agent or by a registrar or by any other officer or agent designated by the Board.

SECTION 2.    Transfer of Shares.  Transfers of shares of stock of each class of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof, or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary or a transfer agent for such stock, if any, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power (or by proper evidence of succession, assignment or authority to transfer) and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.  The person in whose name shares are registered on the books of the Corporation shall be deemed the owner thereof for all purposes as regards the Corporation; provided, however, that whenever any transfer of shares shall be made for collateral security and not absolutely, and written notice thereof shall be given to the Secretary or to such transfer agent, such fact shall be stated in the entry of the transfer.  No transfer of shares shall be valid as against the Corporation, its stockholders and creditors for any purpose, except to render the transferee liable for the debts of the Corporation to the extent provided by law, until it shall have been entered in the stock records of the Corporation by an entry showing from and to whom transferred.

SECTION 3.    Registered Stockholders and Addresses of Stockholders.  (a)  The Corporation shall be entitled to recognize the exclusive right of a person registered on its records as the owner of shares of stock to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments a person registered on its records as the owner of shares of stock, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares of stock on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

(b)            Each stockholder shall designate to the Secretary or transfer agent of the Corporation an address at which notices of meetings and all other corporate notices may be given to such person, and, if any stockholder shall fail to designate such address, corporate notices may be given to such person by mail directed to such person at such person’s post office address, if any, as the same appears on the stock record books of the Corporation or at such person’s last known post office address.

SECTION 4.    Lost, Destroyed and Mutilated Certificates.  The holder of any certificate representing any shares of stock of the Corporation shall immediately notify the Corporation of any loss, theft, destruction or mutilation of such certificate; the Corporation may issue to such holder a new certificate or certificates for shares, upon the surrender of the mutilated certificate or, in the case of loss, theft or destruction of the certificate, upon satisfactory proof of such loss, theft or destruction; the Board, or a committee designated thereby, or the transfer agents and registrars for the stock, may, in their discretion, require the owner of the lost, stolen or destroyed certificate, or such person’s legal representative, to give the Corporation a bond in such sum and with such surety or sureties as they may direct to indemnify the Corporation and said transfer agents and registrars against any claim that may be made on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

SECTION 5.    Regulations.  The Board may make such additional rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificated or uncertificated shares of stock of each class and series of the Corporation and may make such rules and take such action as it may deem expedient concerning the issue of certificates in lieu of certificates claimed to have been lost, destroyed, stolen or mutilated.

SECTION 6.    Fixing Date for Determination of Stockholders of Record.  In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of the stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which shall not be more than 60 days nor less than 10 days before the date of such meeting, nor more than 60 days prior to any other action.  A determination of stockholders entitled to notice of or to vote at a meeting of the stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

SECTION 7.    Transfer Agents and Registrars.  The Board may appoint, or authorize any officer or officers to appoint, one or more transfer agents and one or more registrars.

ARTICLE VIII

Seal

The Board shall approve a suitable corporate seal, which shall be in the form of a circle and shall bear the full name of the Corporation and shall be in the charge of the Secretary.  The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

ARTICLE IX

Fiscal Year

The fiscal year of the Corporation shall end on the 31st day of December in each year.

ARTICLE X

Waiver of Notice

Whenever any notice whatsoever is required to be given by these By-laws, by the Certificate or by law, the person entitled thereto may, either before or after the meeting or other matter in respect of which such notice is to be given, waive such notice in writing or as otherwise permitted by law, which shall be filed with or entered upon the records of the meeting or the records kept with respect to such other matter, as the case may be, and in such event such notice need not be given to such person and such waiver shall be deemed equivalent to such notice.

ARTICLE XI

Amendments

These By-laws may be altered, amended or repealed, in whole or in part, or new By-laws may be adopted by the stockholders or by the Board at any meeting thereof; provided,however, that notice of such alteration, amendment, repeal or adoption of new By-laws is contained in the notice of such meeting of the stockholders or in the notice of such meeting of the Board and, in the latter case, such notice is given not less than 24 hours prior to the meeting.  Unless a higher percentage is required by the Certificate, all such amendments must be approved by either the holders of 66 2/3% of the combined voting power of the outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote in the election of directors of the Corporation, voting as a single class, or by a majority of the Board.

ARTICLE XII

Miscellaneous

SECTION 1.    Execution of Documents.  The Board or any committee thereof shall designate the officers, employees and agents of the Corporation who shall have power to execute and deliver deeds, contracts, mortgages, bonds, debentures, notes, checks, drafts and other orders for the payment of money and other documents for and in the name of the Corporation and may authorize (including, without limitation, authority to redelegate) by written instrument to other officers, employees or agents of the Corporation.  Such delegation may be by resolution or otherwise and the authority granted shall be general or confined to specific matters, all as the Board or any such committee may determine.  In the absence of such designation referred to in the first sentence of this Section, the officers of the Corporation shall have such power so referred to, to the extent incident to the normal performance of their duties.

SECTION 2.    Deposits.  All funds of the Corporation not otherwise employed shall be deposited from time to time to the credit of the Corporation or otherwise as the Board or any committee thereof or any officer of the Corporation to whom power in respect of financial operations shall have been delegated by the Board or any such committee or in these By-laws shall select.

SECTION 3.    Checks.  All checks, drafts and other orders for the payment of money out of the funds of the Corporation, and all notes or other evidences of indebtedness of the Corporation, shall be signed on behalf of the Corporation in such manner as shall from time to time be determined by resolution of the Board or of any committee thereof or by any officer of the Corporation to whom power in respect of financial operations shall have been delegated by the Board or any such committee thereof or as set forth in these By-laws.

SECTION 4.    Proxies in Respect of Stock or Other Securities of Other  Corporations.  The Board or any committee thereof shall designate the officers of the Corporation who shall have authority from time to time to appoint an agent or agents of the Corporation to exercise in the name and on behalf of the Corporation the powers and rights which the Corporation may have as the holder of stock or other securities in any other corporation or other entity, and to vote or consent in respect of such stock or securities; such designated officers may instruct the person or persons so appointed as to the manner of exercising such powers and rights; and such designated officers may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal, or otherwise, such written proxies, powers of attorney or other instruments as they may deem necessary or proper in order that the Corporation may exercise its said powers and rights.

SECTION 5.    Subject to Law and Certificate of Incorporation.  All powers, duties and responsibilities provided for in these By-laws, whether or not explicitly so qualified, are qualified by the provisions of the Certificate and applicable laws.